Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
February 2, 2015	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the Fourth Quarter of 2014

Declares Cash Dividend of $0.19 per Share

(Manhattan, KS, February 2, 2015) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $2.1 million ($0.62 per diluted share) for the quarter ended December 31, 2014, compared to $521,000 ($0.16 per diluted share) for the fourth quarter of 2013. For the year ended December 31, 2014, Landmark reported record net earnings of $8.0 million ($2.38 per diluted share), compared to $4.7 million ($1.42 per diluted share) in 2013. Management will host a conference call to discuss these results at 10:00 a.m. (CT) on Tuesday, February 3, 2015. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through March 2, 2015, by dialing (877) 344-7529 and using conference number 10059205.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.19 per share, to be paid March 4, 2015, to common stockholders of record on February 18, 2015.

Michael E. Scheopner, President and Chief Executive Officer, commented: “We are pleased to deliver record net earnings of $8.0 million for full-year 2014, a 72.9% increase over 2013. This increase was driven primarily by our successful acquisition of Citizens Bank on November 1, 2013. The successful integration of the Citizens acquisition represents a milestone in our disciplined approach to building the scale of Landmark National Bank. We substantially increased earnings per share and profitability in 2014, primarily through the higher levels of interest-earning assets, net interest margin and non-interest income of our combined banking platforms. During 2014, return on average assets grew to 0.96% in 2014 from 0.70% in 2013, and return on average equity increased to 11.89% from 7.33% the prior year. While we continue to focus on growing Landmark’s loan portfolio with quality credit relationships, the low interest rate environment and slow-growth economy represent ongoing headwinds to further improving our net interest margin and expanding lending. Despite these challenges, we believe Landmark’s risk management practices and strong capital position us well for long-term growth as the economy expands and the interest rate environment begins to return to a level more in line with historical norms.”

Fourth Quarter Financial Highlights

Net interest income was $6.3 million for the quarter ended December 31, 2014, an increase of $714,000, or 12.7%, from the fourth quarter of 2013. Net interest margin, on a tax equivalent basis, remained relatively stable at 3.46% in the fourth quarter of 2014, as compared to 3.45% in the fourth quarter of 2013. The increase in net interest income was primarily the result of the acquisition of Citizens Bank, which increased average interest-earning assets 12.9% from $681.7 million in the fourth quarter of 2013 to $769.7 million in the fourth quarter of 2014. Landmark did not record a provision for loan losses during the fourth quarter of either 2014 or 2013.

Total non-interest income was $3.7 million in the fourth quarter of 2014, an increase of $986,000, or 35.9%, compared to the same period of 2013, primarily as a result of increases of $571,000 in gains on sales of loans, $322,000 in fees and service charges and $88,000 in other non-interest income. The increase in non-interest income was primarily a result of the Citizens Bank acquisition.

Non-interest expense decreased $1.1 million, or 13.1%, to $7.2 million for the fourth quarter of 2014 compared to the same period of 2013, primarily reflecting $1.7 million of expenses associated with the acquisition of Citizens Bank in the fourth quarter of 2013. Partially offsetting the impact of the acquisition expenses from 2013 were increases of $634,000 in compensation and benefits, $74,000 in advertising and $51,000 in both data processing and amortization expense – primarily reflecting the operating costs relating to the eight branches assumed in the Citizens Bank acquisition. During the fourth quarter of 2014, Landmark recorded income tax expense of $858,000, compared to an income tax benefit of $408,000 during the same period of 2013. Landmark’s effective tax rate increased from a tax benefit in the fourth quarter of 2013 to 29.0% in the fourth quarter of 2014 as a result of higher earnings before income taxes, while tax-exempt income remained relatively stable between the periods.

Full-Year Financial Highlights

Net interest income was $24.7 million for 2014, an increase of $5.6 million, or 29.6%, from 2013. Net interest margin, on a tax equivalent basis, increased from 3.40% in 2013 to 3.47% in 2014. The increases in net interest income and net interest margin were primarily the result of the acquisition of Citizens Bank, which increased average interest-earning assets 25.8% from $598.3 million during 2013 to $752.8 million in 2014. Landmark’s provision for loan losses declined to $600,000 during 2014 from $800,000 during the prior year.

Total non-interest income was $15.0 million in 2014, an increase of $4.3 million, or 39.9%, compared to 2013, primarily as a result of increases of $2.1 million in gains on sales of loans, $1.7 million in fees and service charges and $535,000 in other non-interest income. The increase in non-interest income was primarily a result of the Citizens Bank acquisition.

Non-interest expense increased $4.5 million, or 19.2%, to $28.1 million for 2014 compared to 2013, primarily reflecting ongoing operating costs relating to the branches assumed in the Citizens Bank acquisition. The increase in non-interest expense was primarily the result of increases of $3.8 million in compensation and benefits, $1.1 million in occupancy and equipment, $705,000 in other non-interest expense, $547,000 in amortization and $424,000 in data processing, each affected by the acquisition. In addition to the acquisition, amortization expense increased as a result of the reversal of a $212,000 valuation allowance against Landmark’s mortgage servicing rights portfolio, which reduced amortization expense during 2013. Partially offsetting those increases were declines of $1.9 million in acquisition costs and $268,000 in foreclosure and other real estate expense, as 2013 reflected higher costs associated liquidating other real estate. During 2014, Landmark recorded income tax expense of $3.0 million, compared to $746,000 during 2013. Landmark’s effective tax rate increased from 13.8% in 2013 to 27.3% in 2014 as a result of higher earnings before income taxes, while tax-exempt income remained relatively stable between the periods.

Balance Sheet Highlights

Total assets increased $34.7 million, or 4.2%, to $863.5 million at December 31, 2014, from $828.8 million at December 31, 2013. Net loans increased $2.2 million, or 0.5%, to $416.2 million at December 31, 2014, compared to $414.0 million at December 31, 2013. Investment securities increased $47.4 million, or 15.5%, to $352.9 million at December 31, 2014, from $305.5 million at December 31, 2013. Stockholders’ equity increased to $71.6 million (book value of $21.49 per share) at December 31, 2014, from $62.7 million (book value of $19.01 per share) at December 31, 2013. In addition to retained earnings, the increase in stockholders’ equity was due in part to unrealized gains on investment securities. The ratio of equity to total assets increased to 8.30% at December 31, 2014, from 7.56% at December 31, 2013, and the ratio of tangible equity to tangible assets increased to 5.91% from 5.00% as of the same dates.

At December 31, 2014, the allowance for loan losses was $5.3 million, or 1.26% of gross loans outstanding, compared to $5.5 million, or 1.32% of gross loans outstanding, at December 31, 2013. Non-performing loans decreased to $6.0 million, or 1.44% of gross loans, at December 31, 2014, from $9.8 million, or 2.35% of gross loans, at December 31, 2013. Landmark recorded net loan charge-offs of $820,000 during 2014, compared to net loan recoveries of $159,000 during 2013. The increase in net loan charge-offs was principally associated with a previously impaired commercial loan relationship that was liquidated during the second quarter of 2014.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi)  changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; and (xvi) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	December 31,	December 31,
	2014	2013
ASSETS:
Cash and cash equivalents	$12,760	$29,735
Investment securities	352,938	305,517
Loans, net	416,190	414,016
Loans held for sale	10,671	7,864
Premises and equipment, net	20,954	20,634
Bank owned life insurance	17,889	17,342
Goodwill	17,532	17,532
Other intangible assets, net	4,370	4,811
Other assets	10,166	11,304
TOTAL ASSETS	$863,470	$828,755

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$704,555	$687,486
Federal Home Loan Bank and other borrowings	76,547	68,744
Other liabilities	10,723	9,833
Total liabilities	791,825	766,063
Stockholders' equity	71,645	62,692
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$863,470	$828,755

LOANS (unaudited):

One-to-four family residential real estate	$127,555	$125,087
Construction and land	21,950	23,776
Commercial real estate	118,411	119,390
Commercial	59,971	61,383
Agriculture	64,316	62,287
Municipal	8,982	8,846
Consumer	20,044	18,600
Net deferred loan costs and loans in process	281	187
Allowance for loan losses	(5,320)	(5,540)
Loans, net	$416,190	$414,016

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$6,046	$9,836
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	255	400
Total non-performing assets	$6,301	$10,236

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.26%	0.34%
Total non-performing loans to gross loans outstanding	1.44%	2.35%
Total non-performing assets to total assets	0.73%	1.24%
Allowance for loan losses to gross loans outstanding	1.26%	1.32%
Allowance for loan losses to total non-performing loans	87.99%	56.32%
Equity to total assets	8.30%	7.56%
Tangible equity to tangible assets (1)	5.91%	5.00%
Book value per share (2)	$21.49	$19.01

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

(2) Per share value at December 31, 2013 has been adjusted to give effect to the 5% stock dividend paid during December 2014.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Interest income:
Loans	$5,305	$4,932	$21,129	$16,960
Investment securities and other	1,807	1,476	6,721	5,152
Total interest income	7,112	6,408	27,850	22,112

Interest expense:
Deposits	290	333	1,235	1,377
Borrowed funds	497	464	1,951	1,704
Total interest expense	787	797	3,186	3,081

Net interest income	6,325	5,611	24,664	19,031
Provision for loan losses	-	-	600	800
Net interest income after provision for loan losses	6,325	5,611	24,064	18,231

Non-interest income:
Fees and service charges	1,903	1,581	7,424	5,757
Gains on sales of loans, net	1,392	821	5,880	3,777
Bank owned life insurance	140	135	523	561
Other	300	212	1,145	610
Total non-interest income	3,735	2,749	14,972	10,705

Gains on sales of investment securities, net	60	-	99	-

Non-interest expense:
Compensation and benefits	3,762	3,128	14,347	10,578
Occupancy and equipment	1,070	1,135	4,397	3,333
Acquisition costs	-	1,710	-	1,886
Professional fees	253	227	1,096	1,102
Amortization of intangibles	322	271	1,296	749
Data processing	347	296	1,416	992
Advertising	188	114	534	435
Federal deposit insurance premiums	127	103	518	441
Foreclosure and real estate owned expense	31	65	102	370
Other	1,063	1,198	4,354	3,649
Total non-interest expense	7,163	8,247	28,060	23,535

Earnings before income taxes	2,957	113	11,075	5,401
Income tax expense	858	(408)	3,026	746
Net earnings	$2,099	$521	$8,049	$4,655

Net earnings per share (1)
Basic	$0.63	$0.16	$2.42	$1.44
Diluted	0.62	0.16	2.38	1.42

Shares outstanding at end of period (1)	3,333,243	3,297,606	3,333,243	3,297,606

Weighted average common shares outstanding - basic (1)	3,333,243	3,260,864	3,326,895	3,238,794
Weighted average common shares outstanding - diluted (1)	3,412,267	3,307,012	3,383,267	3,288,018

OTHER DATA (unaudited):

Return on average assets (2)	0.98%	0.27%	0.96%	0.70%
Return on average equity (2)	11.72%	3.24%	11.89%	7.33%
Return on average tangible equity (2) (3)	16.97%	4.70%	17.61%	9.95%
Net interest margin (2) (4)	3.46%	3.45%	3.47%	3.40%

(1) Share and per share values at or for the periods ended December 31, 2013 have been adjusted to give effect to the 5% stock dividend paid during December 2014.

(2) Information for the three months ended December 31 is annualized.

(3) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.

(4) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.